                            SCHEDULE 14A INFORMATION



                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934


                  Filed by the Registrant [ X ]

                  Filed by a Party other than the Registrant [   ]

                  Check the appropriate box:

                  [    ]   Preliminary Proxy Statement
                  [    ]   Confidential, for Use of the Commission
                                 Only (as permitted by Rule  14a-6(e)(2))  [ X ]
                  Definitive Proxy Statement [ ] Definitive Additional Materials
                  [ ] Soliciting Material Pursuant to
                            Section 240.14a-11(c) or
                               Section 240.14a-12


                          CASEY'S GENERAL STORES, INC.
                (Name of Registrant as Specified In Its Charter)


                                [NOT APPLICABLE]
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


               Payment of Filing Fee (Check the appropriate box):

                  [ X ]   No fee required.
                  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

                                [Not Applicable]

         [    ]    Fee paid previously with preliminary materials.


         [    ]   Check box if any part of the fee is offset  as  provided  by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


                                [Not Applicable]

                     [LOGO OF CASEY'S GENERAL STORES, INC.]





                                                              August 11, 1998


To Our Shareholders:



     The Annual Meeting of the shareholders of Casey's General Stores, Inc. will be held at the Casey's General Stores, Inc. Corporate Headquarters, One Convenience Blvd., Ankeny, Iowa, at 9:00 A.M., Iowa time, on Friday, September 18, 1998. The formal Notice of Annual Meeting and Proxy Statement, which are contained in the following pages, outline the election of directors to be considered by the shareholders at the meeting.

     It is important that your shares be represented at the meeting whether or not you are personally able to attend. Accordingly, we ask that you please sign, date and return the enclosed Proxy Card promptly. If you later find that you may be present for the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

     Your copy of the Company's Annual Report for 1998 is also enclosed. Please read it carefully. It gives you a full report on the Company's operations for the fiscal year ended April 30, 1998.

     We look forward to seeing you at the meeting and thank you for your continued interest in the Company.

                                                  Sincerely,



                                                  /s/ Ronald M.  Lamb
                                                  -------------------------
                                                  Ronald M. Lamb
                                                  Chief Executive Officer

                     [LOGO OF CASEY'S GENERAL STORES, INC.]













                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                                SEPTEMBER 18, 1998



To the Shareholders of Casey's General Stores, Inc.:

     The Annual Meeting of the shareholders of Casey's General Stores, Inc., an Iowa corporation, will be held at the Casey's General Stores, Inc. Corporate Headquarters, One Convenience Boulevard, Ankeny, Iowa, on Friday, September 18, 1998, at 9:00 A.M., Iowa time, for the following purposes:

1. To elect seven members to the Board of Directors to serve until the next ensuing Annual Meeting of shareholders or until their successors are elected and qualified; and

2. To transact such other business as may properly come before the meeting or at any adjournment thereof.

     The Board of Directors has fixed the close of business, August 4, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and at any and all adjournments thereof. A list of such holders will be open for examination by any shareholder for any purpose germane to the meeting, at the Company's Corporate Headquarters at the address described above, for a period of ten days prior to the meeting.


                                           By Order of the Board of Directors,



                                           /s/ John G. Harmon
                                           ------------------------
                                          John G. Harmon
                                          Secretary/Treasurer


August 11, 1998

                                 PROXY STATEMENT


     This Proxy Statement and the accompanying proxy card or voting instruction card (either, the "proxy card") are being mailed beginning on or about August 11, 1998, to each holder of record of the Common Stock, no par value (the "Common Stock"), of Casey's General Stores, Inc. (the "Company") at the close of business on August 4, 1998. Proxies in the form enclosed are solicited by the Board of Directors of the Company for use at the Annual Meeting of shareholders to be held at the Casey's General Stores, Inc. Corporate Headquarters, One Convenience Boulevard, Ankeny, Iowa 50021, at 9:00 A.M., Iowa time, on Friday, September 18, 1998.

     For participants in the Casey's General Stores, Inc. Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full and fractional shares in the participant's plan account, as well as other shares registered in the participant's name. If the proxy card is properly executed and returned, the shares represented thereby will be voted at the meeting in accordance with the shareholder's instructions. If no instructions are given, the proxy will be voted FOR the election as directors of the nominees named herein. A person giving a proxy may revoke it at any time before it is voted. Any shareholder attending the meeting may, on request, vote his or her own shares even though the shareholder has previously sent in a proxy card. Unless revoked, the shares of Common Stock represented by proxies will be voted on all matters to be acted upon at the meeting.

     For participants in the Casey's General Stores, Inc. Employees' Stock Ownership Plan and Trust (the "ESOP"), the proxy card will also serve as a voting instruction card for UMB Bank, n.a. (the "Trustee"), the trustee of the ESOP, with respect to the shares held in the participants' accounts. A participant cannot direct the voting of shares allocated to the participant's account in the ESOP unless the proxy card is signed and returned. If proxy cards representing shares in the ESOP are not returned, those shares will be voted by the Trustee in the same proportion as the shares for which signed proxy cards are returned by the other participants in the ESOP.

     The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain officers and regular employees of the Company. The Company may reimburse brokers and their nominees for their expenses in communicating with the persons for whom they hold shares of the Company.

     So far as the Board of Directors and the management of the Company are aware, no matters other than those described in this Proxy Statement will be acted upon at the meeting. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the same in accordance with their judgment on such other matters.

                               SHARES OUTSTANDING

     Holders of record of the Common Stock at the close of business on the record date, August 4, 1998, will be entitled to vote on all matters to be presented at the Annual Meeting. On the record date, 52,624,512 shares of Common Stock were outstanding. Each such share of Common Stock will be entitled to one vote on all matters. All share amounts and prices set forth in this Proxy Statement have been adjusted to reflect the two-for-one stock split distributed February 17, 1998.

     The following table contains information with respect to each person, including any group, known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company as of the date indicated below. Except as otherwise indicated, the persons listed in the table have the voting and investment powers with respect to the shares indicated.



      Name and                         Amount
      Address of                       and Nature
      Beneficial                       of Beneficial         Percent
      Owner                            Ownership             of Class
      --------------                   --------------        --------

      UMB Bank, n.a.
        10th and Grand
        Kansas City, MO  64141         3,879,133 (1)         7.37%

      Donald F. Lamberti
        One Convenience Blvd.
        Ankeny, IA   50021             4,668,543 (2)         8.87%

      Brown Capital Management
        809 Cathedral Street
        Baltimore, MD  21201           3,526,950 (3)         6.71%

-----------------------------
(footnotes on next page)

(1) Information is as of August 4, 1998 and consists of shares held by UMB Bank, n.a. as the Trustee of the ESOP. Under the trust agreement creating the ESOP, the shares of Common Stock held by the Trustee are voted by the Trustee in accordance with the participants' directions or, if no directions are received, in the same manner and proportion as the Trustee votes shares for which the Trustee does receive timely instructions. The trust agreement also contains provisions regarding the allocation of shares to participants, the vesting of plan benefits and the disposition of shares. The amount shown includes an aggregate of 1,745,027 shares voted by the Trustee in accordance with the instructions of Messrs. Lamberti, Lamb, Shull and Harmon as participants in the ESOP.

(2) Information is as of August 4, 1998 and includes 1,113,499 shares held under the ESOP and currently allocated to the account of Mr. Lamberti, over which Mr. Lamberti exercises voting power, and 20,000 shares subject to currently exercisable stock options which cannot be presently voted. See Footnote 1 above and Footnote 1 to the table set forth under the heading "BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS" on pp. 9-10 herein.

(3) Information is as of December 31, 1997 and was supplied by Brown Capital Management, a registered investment advisory firm. Such information indicates that Brown Capital Management had sole voting power over 1,154,550 shares and sole dispositive power over 3,526,950 shares.


                                VOTING PROCEDURES

     Under Iowa corporate law and the Restated and Amended Articles of Incorporation, as amended (the "Restated Articles"), the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the 1998 Annual Meeting.

     Directors are elected by a majority of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. For purposes of determining the number of votes cast, all votes cast "for" or to "withhold authority" are included. Any "broker non-votes," which occur when brokers are prohibited from exercising voting authority for beneficial owners who have not provided voting instructions, will not be counted for the purpose of determining the number of votes cast with respect to the election of directors.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS


     The Board of Directors currently consists of seven persons. The Board of Directors has not appointed a successor to complete Douglas K. Shull's term of office following his resignation on July 25, 1998, and no nominee for the directorship vacated by Mr. Shull is being presented for consideration at the 1998 Annual Meeting of shareholders. Under the Restated Articles, the Board of Directors may consist of up to nine persons, and individuals may be elected by the Board to fill any vacancies or to occupy any new directorships, with such individual serving in each case until the next annual meeting of shareholders and until a successor is duly elected and qualified. The Board has no current intention of filling the existing vacancy or creating any new directorships prior to the 1998 Annual Meeting of shareholders, but would be authorized under the Restated Articles to create new directorships and elect individuals to fill such positions at some point in the future as described above.

     The Board of Directors has designated the seven individuals named below as nominees for election as directors of the Company at the 1998 Annual Meeting of shareholders. All nominees are currently directors of the Company and have been previously elected by the shareholders. Directors are elected to hold office until the next annual election and, in each case, until their respective successors are duly elected and qualified.

     Additional information regarding each of these nominees is set forth below. The number of shares of Common Stock of the Company beneficially owned by each of the nominees as of August 4, 1998 is set forth on pages 9 and 10. Except as may be otherwise expressly stated, all nominees for directors have been employed in the capacities indicated for more than five years.

     It is intended that all proxies in the accompanying form, unless contrary instructions are given thereon, will be voted for the election of all the persons designated by the Board of Directors as nominees. In case any of the nominees is unavailable for election, an event which is not anticipated, the enclosed proxy may be voted for the election of a substitute nominee.

     The Board of Directors recommends a vote FOR election of the following nominees as directors of the Company:

     Ronald M. Lamb, 62, Chief Executive Officer and President of the Company. Mr. Lamb served as a Vice President of the Company from 1976 until 1987 when he was elected Chief Operating Officer. He served as President and Chief Operating Officer of the Company from September 1988 until becoming President and Chief Executive Officer on May 1, 1998. Mr. Lamb has been a director of the Company since 1981.

     Donald F. Lamberti, 60, Chairman of the Executive Committee. Mr. Lamberti co-founded the Company in 1967 and served as its President from 1975 to 1988, when he assumed the position of Chief Executive Officer. He served in that position until becoming Chairman of the Executive Committee on May 1, 1998. Mr. Lamberti, a director of the Company since 1967, also serves as a director of Norwest Bank Iowa, N.A. and National By-Products, Inc. and as a member of the Board of Trustees of Buena Vista University.

     John G. Harmon, 44, Secretary/Treasurer of the Company. Mr. Harmon has been associated with the Company since 1976 and served as Corporate Secretary from 1987 until his appointment on July 25, 1998 to the new position of Secretary/Treasurer. He has been a director of the Company since 1987.

     John R. Fitzgibbon, 76, consultant and former Vice Chairman and Chief Executive Officer of First Group Companies and former Chief Executive Officer of Iowa-Des Moines National Bank (currently Norwest Bank Iowa, N.A.). Mr. Fitzgibbon, a director of the Company since 1983, also serves as a member of the Board of Directors of the Iowa Student Loan Liquidity Corporation and as Chairman of the Des Moines International Airport Board.

     John P. Taylor, 51, Chairman and Chief Executive Officer of Taylor Ball (formerly known as Ringland-Johnson-Crowley), a general construction contractor. Mr. Taylor served as President of Taylor Ball from 1983 to 1992, when he assumed his present position. Mr. Taylor, a director since 1993, also serves as a director of Allied Group Inc. and three wholly-owned property and casualty insurance subsidiaries of Allied Group, Inc.

     Kenneth H. Haynie, 65, shareholder with Ahlers, Cooney, Dorweiler, Haynie, Smith & Allbee, P.C., a Des Moines law firm. Mr. Haynie has served as a director of the Company since 1987.

     Patricia Clare Sullivan, 70, consultant and President (1977-1993) and President of External Affairs (1993-1995) of Mercy Health Center of Central Iowa, Des Moines, Iowa. Ms. Sullivan has served as a director of the Company since June 14, 1996.

MEETINGS AND COMMITTEES

     The Board of Directors held six meetings during the fiscal year ended April 30, 1998. At intervals between formal meetings, members of the Board are provided with various items of information regarding the Company's operations and are frequently consulted on an informal basis with respect to pending business. Each member of the Board of Directors attended 75% or more of the aggregate number of Board meetings and meetings of committees on which the member served.

     The Company's Amended and Restated Bylaws, restated as of March 3, 1997 (the "Bylaws"), establish four standing committees of the Board of Directors: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee. In addition, the Bylaws authorize the Board of Directors to establish other committees for selected purposes. One such other committee, the Management Study Committee, has been established for the purpose of reviewing recent industry developments and corporate defensive measures and making recommendations to the Board of Directors with respect thereto. This Committee, which consists of Messrs. Lamberti, Lamb and Haynie, met once during the fiscal year ended April 30, 1998.

     The Executive Committee, presently consisting of Messrs. Lamberti, Lamb, Fitzgibbon and Haynie, is authorized, within certain limitations, to exercise the power and authority of the Board of Directors between meetings of the full Board. The Committee met twice and acted once by unanimous consent during the fiscal year ended April 30, 1998.

     The principal functions of the Audit Committee, presently consisting of Messrs. Taylor, Fitzgibbon and Haynie, are the recommendation to the Board of Directors of an independent public accounting firm to be the Company's auditors, and the approval of the audit arrangements and audit results. The Committee met twice during the fiscal year ended April 30, 1998.

     The principal functions of the Compensation Committee, presently consisting of Messrs. Fitzgibbon, Haynie and Taylor and Ms. Sullivan, are to review management's evaluation of the performance of the Company's officers and their compensation arrangements and to make recommendations to the Board of Directors concerning the compensation of the Company's executive officers, Vice Presidents and outside directors.

The Committee met four times during the fiscal year ended April 30, 1998.

     The Nominating Committee, presently consisting of Messrs. Harmon, Lamb and Taylor and Ms. Sullivan, generally reviews the qualifications of candidates proposed for nomination and recommends to the Board candidates for election at the Annual Meeting of shareholders. The Committee met once during the fiscal year ended April 30, 1998.

     Shareholders may nominate director candidates for election pursuant to procedures set forth in the By-laws. To make such nominations, shareholders must deliver written notice thereof to the Secretary of the Company not later than
(i) with respect to an election to be held at an annual meeting of shareholders, at least 90 days prior to the one-year anniversary date of the date of the immediately preceding annual meeting of shareholders, and (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first mailed to shareholders or public disclosure of the date of such special meeting, whichever first occurs. The notice must set forth certain information concerning such shareholder and the shareholder's nominee(s), including their names and addresses, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the shareholder and each nominee, such other information as would be required to be included in a proxy statement pursuant to the proxy rules of the Securities and Exchange Commission had the nominee(s) been nominated by the Board of Directors, and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

COMPENSATION OF DIRECTORS

     Directors who are also employees of the Company receive no compensation in their capacities as directors. During the fiscal year ended April 30, 1998, each non-employee director was paid an annual cash retainer fee of $7,500 plus a meeting fee of $500 for each Board, committee or shareholders' meeting attended. The Company also paid the premiums on a directors' and officers' liability insurance policy insuring all directors.

     Under the Non-Employee Directors' Stock Option Plan approved by the shareholders at the 1995 Annual Meeting (the "Director Stock Plan"), each Eligible Non-Employee Director (defined in the Director Stock Plan as any person who is serving as a non- employee director of the Company on the last day of a fiscal year) will receive an option to purchase 2,000 shares of Common Stock. The exercise price of all options awarded under the Director Stock Plan is the average of the last reported sale prices of shares of

Common Stock on the last trading day of each of the 12 months preceding the award of the option. The term of such options is ten years from the date of grant, and each option is exercisable immediately upon grant. The aggregate number of shares of Common Stock that may be granted pursuant to the Director Stock Plan may not exceed 200,000 shares, subject to adjustment to reflect any future stock dividends, stock splits or other relevant capitalization changes. In accordance with the terms of the Director Stock Plan, each of Messrs. Fitzgibbon, Haynie and Taylor and Ms. Sullivan received an option on May 1, 1997 to purchase 2,000 shares of Common Stock at an exercise price of $9-7/16 per share.










         (The remainder of this page has been intentionally left blank).

                 BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK
                       BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of August 4, 1998, the beneficial ownership of shares of the Company's Common Stock, the only class of capital stock outstanding, by the current directors of the Company, the executive officers named in the Summary Compensation Table herein, and all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed in the table have the voting and investment powers with respect to the shares indicated.


                                                        Total Amount
Name of                          Shares                 and Nature
Beneficial           Direct      Subject to  ESOP       of Beneficial   Percent
Owner                Ownership   Options(1)  Shares(2)  Ownership (3)   of Class
----------           ---------   ---------   ---------  -------------   --------
Donald F. Lamberti 3,535,044     20,000      1,113,499  4,668,543       8.87%

Ronald M. Lamb       538,000     20,000        517,854  1,075,854       2.04%

Douglas K. Shull     100,000     60,000          5,589    165,589        *

John G. Harmon        - 0 -      50,000        108,085    158,085        *

John R. Fitzgibbon   124,720(4)  18,000         - 0 -     142,720        *

Kenneth H. Haynie     55,662(5)  18,000         - 0 -      73,662        *

John P. Taylor        20,000     10,000         - 0 -      30,000        *

Patricia Clare
  Sullivan             1,700      4,000         - 0 -       5,700        *

All executive
officers and
directors as
a group
(8 persons)        4,325,126    200,000      1,745,027  6,320,153      12.01%


----------------------------------------
* Less than 1%

(footnotes on next page)

(1) Consisting of shares (which are included in the totals) that are subject to acquisition through currently exercisable stock options granted under the 1991 Incentive Stock Option Plan (or the predecessor plan) or the Director Stock Plan, but which cannot be presently voted by the executive officers or non-employee directors holding the options. See "ELECTION OF DIRECTORS -- Compensation of Directors" and "EXECUTIVE COMPENSATION -- Option Grants and Exercises" on pages 15 and 16 herein.

(2) The amounts shown (which are included in the totals) consist of shares allocated to the named executive officers' accounts in the ESOP as of April 30, 1998 (the most recent allocation made by the Trustee of the ESOP) over which the officer exercises voting power. See Footnote 1 to the table set forth under the heading "SHARES OUTSTANDING" on page 3 herein.

(3) Except as otherwise indicated, the amounts shown are the aggregate numbers of shares attributable to the shareholders' direct ownership of shares, shares subject to currently exercisable options and ESOP shares.

(4) The amount shown includes an aggregate of 40,720 shares held by a family trust and affiliated business of Mr. Fitzgibbon.

(5) The amount shown includes 1,000 shares held by a family trust for which Mr. Haynie acts as trustee.


VOTING TRUST AGREEMENT

     Messrs. Lamberti and Lamb are parties to a voting trust agreement that will become effective upon the date of death of the first of such shareholders. Under the voting trust agreement, the shareholders have agreed to deposit all of the shares of Common Stock of the Company beneficially owned by them ("Voting Shares") with the survivors of Messrs. Lamberti and Lamb, and their successors, as voting trustees. Upon the effectiveness of the voting trust, the voting trustees generally will be entitled to vote the Voting Shares in their discretion in accordance with the determination of a majority of the voting trustees. However, in order to approve certain extraordinary corporate actions, such as the merger of the Company into any other company, the voting trustees will be required to obtain the prior affirmative vote of the holders of voting trust certificates representing not less than two-thirds of the Voting Shares. Unless earlier terminated by the vote of all of the voting trustees or of holders of voting trust certificates representing at least three-quarters of the Voting Shares, the agreement will terminate upon the expiration of three years after the effective date of the voting trust.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors (the "Committee"), consisting of the four current non-employee directors, is responsible for evaluating the performance of management and determining the annual compensation to be paid to the Company's chief executive officer and the executive officers named in the Summary Compensation Table. The Committee also administers the 1991 Incentive Stock Option Plan (the "1991 Option Plan"), makes recommendations to the Board of Directors with respect to the employment agreements with the executive officers and approves of the salaries and bonus structure proposed by the Chief Executive Officer for the Company's Vice-Presidents.

         OBJECTIVES

     The Committee's executive compensation policies are designed to attract, motivate and retain executives who will contribute to the long-term success of the Company, and to reward executives for achieving both short-term and long-term strategic goals of the Company. The Company is committed to providing a fair and competitive pay package to all employees. Compensation for executive officers is linked directly to the Company's financial performance as well as the attainment of each executive officer's individual performance goals. As a result, a substantial portion of each executive officer's total compensation is intended to be variable and to relate to and be contingent upon the financial performance of the Company, as well as each executive officer's job performance.

     Each year, typically in July or August, the Committee reviews the Company's executive compensation program and approves individual salary levels and performance goals for all executive officers and other senior Company personnel. The Committee also may make determinations with respect to the award of stock options under the 1991 Option Plan at that time.

         EXECUTIVE OFFICER COMPENSATION

     The three principal components of the Company's executive compensation program consist of base salary, annual incentive payments and stock options.

     Base Salary. Base salaries for executive officers of the Company are determined primarily on the basis of each executive officer's job description and corresponding responsibilities, rather than on the basis of job titles or comparisons with executive officers at comparably sized companies. The Company currently has only three executive officer positions and, as a result, the Committee believes that the Company's executive officers generally assume more extensive responsibilities than those found in similar positions with comparably sized companies. The base salary of each executive officer is set forth in the officer's employment agreement with the Company and may be adjusted during the terms thereof with the consent of the officer.

     Annual Incentive Payments. The Company's executive officers (as well as its Vice Presidents) annually participate in an incentive compensation bonus pool. Bonus awards are made only if the Company achieves specific performance targets in earnings per share established each year by the Committee, with the amount of the bonus increasing as earnings per share increase above the levels specified by the Committee. The purpose of the bonus award is to reward superior performance by the Company's executive officers that has resulted in the Company achieving certain financial performance levels. During the 1998 fiscal year, each of the Company's executive officers received one-half of the maximum bonus award for which he was eligible under the levels established by the Committee in August 1997.

     Stock Options. Stock options may be granted to executive officers and other key employees of the Company under the terms of the 1991 Option Plan. The size of an individual's stock option award is based primarily on individual performance and the individual's responsibilities and position with the Company. The 1991 Option Plan is designed to assist the Company in attracting, retaining and motivating executive officers and other key employees. The stock options are also designed to align the interests of the executive officers and other key employees with those of the Company's shareholders. The stock options are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. This approach encourages the creation of shareholder value over the long-term, in that no benefit is realized from the stock option grants unless the price of the Company's Common Stock rises over a number of years. No options were awarded to any of the executive officers during the 1998 fiscal year.

         Additional Compensation and Benefits. The Company's compensation of executive officers includes certain other benefits. Each executive officer is entitled to receive additional compensation in the form of payments, allocations, or accruals under various benefit plans, consisting primarily of contributions to the Company's 401(k) plan and employee stock ownership plan. The Committee believes that these plans are an integral part of the overall compensation program of the Company.

     Chief Executive Officer. Mr. Lamberti's compensation for the fiscal year ended April 30, 1998 was determined in accordance with the above policies and in light of his employment agreement with the Company. Effective January 1, 1998, Mr. Lamberti's annual salary was increased by $100,000 to $450,000. Mr. Lamberti also earned $100,000 in annual bonus based upon the Company's ability to achieve specified financial performance targets in earnings per share established by the Committee at the beginning of the fiscal year.

     Other. The Committee periodically reviews the terms of the employment agreements with the executive officers and from time to time considers modifications to the same, most recently in the area of retirement benefit arrangements. The Committee also is aware of the statutory limitations placed on the deductibility of compensation in excess of $1 million which is earned by an executive officer in any year, and is continuing to monitor developments in this area.


                             COMPENSATION COMMITTEE



                                        John R. Fitzgibbon, Chairman
                                        Kenneth H. Haynie
                                        John P. Taylor
                                        Patricia Clare Sullivan

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation earned or awarded during the last three fiscal years to the chief executive officer and the three other most highly compensated executive officers of the Company as of April 30, 1998 whose compensation (based on the total of the amounts required to be shown in the salary and bonus columns of such table) exceeded $100,000.

                           Summary Compensation Table

                                                        Long-Term
                              Annual Compensation       Compensation
Name and                                 Other Annual   Securities  All Other
Principal                                Compensation   Underlying  Compensation
Position (1)   Year  Salary ($) Bonus ($)  ($)          Options (#) ($)  (2)
------------   ----  ---------- ---------  ----------   -----------  -----------
Donald F. Lamberti
  Chairman     1998  383,333    100,000    2,444          - 0 -       - 0 -
  and Chief    1997  350,000    200,000    2,444          - 0 -       - 0 -
  Executive    1996  350,000    200,000    2,444         10,000       - 0 -
  Officer

Ronald M. Lamb
  President    1998  383,333    100,000      836          - 0 -       - 0 -
  and Chief    1997  350,000    200,000      836          - 0 -       - 0 -
  Operating    1996  350,000    200,000      836         10,000       - 0 -
  Officer

John G. Harmon
 Corporate     1998  146,250     40,000  118,286 (3)      - 0 -       5,850
 Secretary     1997  130,000     85,000    1,789         25,000       5,200
               1996  113,750     85,000   79,939 (3)      5,000       4,550

Douglas K. Shull
  Treasurer    1998  148,750     40,000    2,248          - 0 -       5,950
  and Chief    1997  142,500     85,000    2,248         25,000       7,237
  Financial    1996  133,750     85,000  822,248 (3)      5,000       5,350
  Officer

-----------------------------------------------------------------------------
(footnotes on next page)

(1) Effective May 1, 1998, Mr. Lamberti became Chairman of the Executive Committee and Mr. Lamb assumed the office of President and Chief Executive Officer. Mr. Shull resigned as Treasurer and as a member of the Board of Directors on July 25, 1998 and Mr. Harmon was appointed as of that date to the new position of Secretary/Treasurer. For the periods indicated, the Company had only four executive officers for whom individualized pay disclosure is required under the rules of the Securities and Exchange Commission.

(2) The amount shown for each named executive officer is the total of the Company's contributions to the Company's 401(k) plan, in which all employees are eligible to participate, and contributions to the ESOP.

(3) The amount shown includes amounts attributable to the named executive officer's exercise of stock options and the sale of all or a portion of the shares acquired thereby.


OPTION GRANTS AND EXERCISES

     No stock option grants were made by the Compensation Committee to the executive officers named in the Summary Compensation Table during the 1998 fiscal year. The following table summarizes, for the fiscal year ended April 30, 1998, option exercises by the executive officers named in the Summary Compensation Table under the 1991 Option Plan, and the value of the options held by such persons at April 30, 1998.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                                Number of
                                                                Securities                 Value of
                                                                Underlying                 Unexercised
                                                                Unexercised                In-the-Money
                                                                Options at                 Options at
                                                                Year-End                   Year-End
                     Shares        Value       Exercisable/     Exercisable/
                     Acquired on   Realized    Unexercisable    Unexercisable
Name                 Exercise (#)  ($)  (1)    (#) (in shares)  (in dollars) (2)
----                 ------------  --------    ---------------  ---------------
Donald F. Lamberti       0             0       20,000/0         113,700/0

Ronald M. Lamb           0             0       20,000/0         113,700/0

Douglas K. Shull         0             0       60,000/0         428,725/0

John G. Harmon        30,000       267,500     50,000/0         371,875/0


-------------------------------------------------------------------------------

(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.

(2) Calculated on the basis of a stock price of $16-3/8 per share, which was the last reported sales price of shares of Common Stock reported on the NASDAQ National Market System on April 30, 1998, minus the exercise price.


EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

     The Company entered into amended and restated employment agreements with each of Messrs. Lamberti, Lamb and Harmon in October 1997. The agreements with Messrs. Lamberti and Lamb are for terms of five years with automatic renewal terms of three years. The agreement with Mr. Harmon is for a period expiring on August 1, 2001. The term of employment for Mr. Harmon would be extended for a three year period in the event of a "change of control" (as defined in the agreement) of the Company.

     Each of the agreements with the executive officers continues their levels of responsibility on an equivalent basis to the duties performed by each of them prior to the effective date of the agreement. Under their agreements, Messrs. Lamberti and Lamb will receive compensation exclusive of bonuses at the rate of $450,000 per year, and Mr. Harmon will receive compensation exclusive of bonuses at the rate of $150,000 per year, or in each case such other amount as the Company and the officer mutually shall agree. In addition, each officer will receive all benefits generally provided by the Company to its employees and officers, including specified health insurance coverages.

     In each case, the officer's employment may be terminated as a result of death, disability, cause or "good reason", both before or following any change in control of the Company. For this purpose, good reason is generally defined as a diminution in compensation or level of responsibility, forced relocation to another area, or the failure to continue employment upon the stated terms and conditions.

     Under the agreements, the death of either Messrs. Lamberti or Lamb would obligate the Company to pay their surviving spouse the officer's salary for a period of 24 months, after which the spouse would receive monthly benefits equal to one-half of the officer's retirement benefits for a period of 20 years or until the spouse's death, whichever occurs first. A similar obligation would arise in the event of the death of Mr. Harmon, except that the period during which full salary would be paid would be 12 rather than 24 months. In the event either Messrs. Lamberti or Lamb become disabled, the officer would be entitled to disability benefits equal to one-half of their annual salary until they reach age 65 or are no longer disabled or until their death, whichever occurs first. In the event they recover from their disability, such officers would be eligible to receive retirement benefits thereafter until death as described below. Mr. Harmon is not entitled to receive any disability payments under his agreement with the Company.

     In the event of termination for cause (or other than for good reason), each of the officers is entitled to receive his salary to the date of termination. In the event an officer terminates employment for good reason or for any termination other than for cause, the Company would be obligated to pay such officer (i) his salary through the date of termination, (ii) a pro-rata portion of the highest annual bonus received during the three previous fiscal years, if any, (iii) a payment equal to 2.0 times the sum of the officer's salary and the foregoing bonus amount and (iv) all compensation previously deferred. Certain employee benefits also would be continued for a two-year period following the date of termination. If an officer terminates employment for good reason or is terminated for any reason other than for cause within three years following a change of control, the Company would be obligated to pay such officer as it would for a "good reason" termination described above, except that the multiple would be 3.0 times the sum of the officer's salary and highest recent bonus rather than 2.0 times. Similarly, certain employee benefits also would be continued for a three-year period following the date of termination. In the event of such a termination, the Company would be obligated to reduce the payment amount to the maximum deductible amount permitted under the golden parachute tax provisions and Section 162(m) of the Internal Revenue Code of 1986.

     In connection with the approval of the foregoing agreements with the executive officers, the Board of Directors adopted a Non-Qualified Supplemental Executive Retirement Plan ("SERP") for the executive officers. The SERP provides for the payment of an annual retirement benefit to the officer for the earlier of a period of 20 years or until his death, after which such benefits shall be paid to the officer's spouse for a period ending on the 20th anniversary of the officer's retirement or the spouse's death, whichever occurs first. In the case of Messrs. Lamberti and Lamb, optional retirement is permitted upon the officer reaching age 59 (which both such officers have met), following which such officer would be entitled to receive an annual retirement benefit equal to one-half of his then-current salary. In the case of Mr. Harmon, optional retirement is available upon reaching age 55. In such event, the retirement benefits available to Mr. Harmon would be equal to one-fourth of his then-current salary, increasing by 5% of his salary for each additional year of employment until he reaches age 60.

     The Board of Directors also approved the execution of a trust agreement with UMB Bank, n.a. for the purpose of creating a trust to secure its obligations under the SERP in the event of a change of control of the Company. In such event, the trust would be funded in an amount equal to the maximum amount payable to the officers under the SERP, either in cash or pursuant to an irrevocable letter of credit established by the Company for that purpose. Payment of the retirement benefits to the officers thereafter would be made by the trustee from the trust funds, at the times and in the amounts provided in the SERP.

     The Company has entered into "change of control" employment agreements with eleven other key employees, including the six current Vice Presidents. The purpose of these agreements is to encourage such individuals to carry out their duties in the event of a possible change of control of the Company. Under the terms of these agreements, the individuals may become entitled to receive certain payments upon their termination of employment or if their job duties or compensation and benefits are substantially reduced within two years following a change of control of the Company. The maximum amount payable is two or three times the sum of the individual's salary and the highest annual bonus received by such individual during the two preceding years. In addition, the agreements provide for the continuation of certain benefits for up to two years after termination.

     Under a severance agreement dated as of July 25, 1998 between the Company and Mr. Shull, Mr. Shull tendered his resignations as Treasurer and as a member of the Board of Directors and agreed to serve as a consultant to the Company until August 31, 1998, during which time he will assist with the transition of his successor and completion of the first quarter's financial reports. Under the agreement, Mr. Shull will receive $75,000 per year for twenty years, along with health insurance, in lieu of the severance payment and other rights under his employment agreement with the Company. Mr. Shull also has agreed to certain confidentiality and restrictive covenants for a two year period and released the Company from all claims relating to his employment by the Company.


                          COMPARATIVE STOCK PERFORMANCE

     The Performance Graph set forth on the following page compares the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return of the Russell 2000 Index and a peer group index based on the common stock of the following companies: Dairy Mart Convenience Stores, Uni- Marts Incorporated, E-Z Serve Corp. and Southland Corp. The cumulative total shareholder return computations set forth in the Performance Graph assume the investment of $100 in the Company's Common Stock and each index on April 30, 1993, and reinvestment of all dividends. The total shareholder returns shown are not intended to be indicative of future returns.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG CASEY'S GENERAL STORES, INC., THE RUSSELL 2000 INDEX
AND A PEER GROUP

                                                            Russell
                                  Casey's General           2000        Peer
         Measurement Period       General Stores, Inc.      Index       Group

         (Fiscal Year Covered)
Measurement Pt - 4/30/93          $100                       $100       $100

FYE  4/30/94                       149                        115         93

FYE  4/30/95                       213                        123         82

FYE  4/30/96                       268                        164         72

FYE  4/30/97                       236                        164         70

FYE  4/30/98                       411                        233         58


     The above Performance Graph and related disclosure and the Report of the Compensation Committee (set forth on pages 11 through 13 hereof) shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.


                          OTHER INFORMATION RELATING TO
                        DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors determines annually the compensation to be paid to the Company's Chief Executive Officer and other executive officers, including the executive officers named in the Summary Compensation Table. The current members of the Compensation Committee are Messrs. Fitzgibbon (Chairman), Haynie and Taylor and Ms. Sullivan. Mr. Haynie is a shareholder with

Ahlers, Cooney, Dorweiler, Haynie, Smith & Allbee, P.C., a law firm in Des Moines, Iowa. The Company retained this law firm during fiscal 1998 for legal services and expects to retain such firm in the current fiscal year.

CERTAIN TRANSACTIONS

     At one store location in Des Moines, Iowa, the Company owns the building and currently leases the land from a trust created by Mr. Lamberti's mother. The Company's lease is for a term of 15 years and provides for a fixed monthly rental payment of $1,300 and payment of an amount equal to 1% of sales by the store. The amounts paid by the Company under the lease during the past three fiscal years were $36,148 in fiscal 1996, $41,271 in fiscal 1997 and $40,274 in fiscal 1998. The Company does not intend to lease additional store sites or buildings from affiliated persons.


                                    AUDITORS

     KPMG Peat Marwick LLP was engaged by the Company to serve as its auditors for fiscal 1998. Representatives of KPMG Peat Marwick LLP will be in attendance at the Annual Meeting to be held on September 18, 1998, and will be available to respond to appropriate questions and may make a statement if they so desire.


                DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

     Any proposal which a shareholder intends to present at the Annual Meeting of shareholders in 1999 must be received by the Company by April 15, 1999 in order to be eligible for inclusion in the Company's proxy statement and proxy card relating to such meeting.

     The Company's Bylaws established advance notice procedures as to business to be brought before an annual meeting of shareholders other than by or at the direction of the Board of Directors. A shareholder may bring business before an annual meeting only by delivering notice to the Company within the time limits described on page 7 hereof for a nomination for the election of a director. Such notice must include a description of and the reasons for bringing the proposed business before the meeting, any material interest of the shareholder in such business and certain other information about the shareholder. These requirements are separate and apart from, and in addition to, the Securities and Exchange Commission ("SEC") requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement pursuant to SEC Rule 14a-8. A copy of the Bylaws may be obtained upon written request to the

Secretary/Treasurer of the Company at the address provided in the following paragraph.


                                 ANNUAL REPORTS

     The Company's 1998 Annual Report, including consolidated financial statements, is being mailed to shareholders with this Proxy Statement, but does not form a part of the material for the solicitation of proxies. The Company will provide without charge to each shareholder, on written request, a copy of the Company's Annual Report on Form 10-K for the year 1998, including the consolidated financial statements and schedules thereto, filed with the Securities and Exchange Commission. If a shareholder requests copies of any exhibits to such Form 10-K, the Company may require the payment of a fee covering its reasonable expenses. A written request should be addressed to the Secretary/ Treasurer, Casey's General Stores, Inc., One Convenience Blvd., Ankeny, Iowa 50021- 0845.

                                           By Order of the Board of Directors,




                                           /s/ John G. Harmon
                                           -------------------------
                                           John G. Harmon
                                           Secretary/Treasurer



August 11, 1998


              YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTPAID ENVELOPE.

                           CASEY'S GENERAL STORES, INC.              PROXY
                            ONE CONVENIENCE BOULEVARD
                               ANKENY, IOWA 50021

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                     [LOGO]

     The undersigned hereby appoints Donald F. Lamberti and Ronald M. Lamb as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Casey's General Stores, Inc. held of record by the undersigned on August 4, 1998 at the Annual Meeting of shareholders to be held on September 18, 1998, or any adjournment thereof.

      1.      PROPOSAL 1 - ELECTION OF DIRECTORS

              --
              -- FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below).

              --
              --   WITHHOLD AUTHORITY to vote for all nominees below.

          (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the box next to the nominee's name below.)

              --                                  --
              -- Donald F. Lamberti               -- Ronald M. Lamb


              --                                  --
              -- John R. Fitzgibbon               -- John G. Harmon


              --                                  --
              -- Kenneth H. Haynie                -- Patricia Clare Sullivan


              --
              -- John P. Taylor

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                        (To be signed on the other side.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.




                                     DATED: ----------------------, 1998


                                     --------------------------------------
                                     Signature


                                     --------------------------------------
                                     Signature if held jointly


              Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                     PLEASE MARK, SIGN, DATE AND RETURN THE
                     PROXY CARD PROMPTLY USING THE ENCLOSED
                                    ENVELOPE.

                     CASEY'S GENERAL STORES, INC.              INSTRUCTION
                     ONE CONVENIENCE BOULEVARD                 CARD
                        ANKENY, IOWA  50021


                                     [LOGO]

INSTRUCTIONS TO:       UMB Bank, n.a., as Trustee of the
                       Sixth Amended and Restated Casey's General Stores, Inc.
                       Employees' Stock Ownership Plan and Trust (the "ESOP").


     I hereby direct that the voting rights pertaining to all shares of Common Stock of Casey's General Stores, Inc. held by the Trustee and allocated to my account in the ESOP shall be exercised at the Annual Meeting of the shareholders of Casey's General Stores, Inc. to be held on September 18, 1998, or at any adjournment of such meeting, in accordance with the instructions below, in voting upon the election of Directors and on any other business that may properly come before the meeting.

1.    PROPOSAL 1 - ELECTION OF DIRECTORS

      --
      -- FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below).

      --
      --   WITHHOLD AUTHORITY to vote for all nominees below.

      (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the box next to the nominee's name below.)

           --                              --
           -- Donald F. Lamberti           -- Ronald M. Lamb


           --                              --
           -- John R. Fitzgibbon           -- John G. Harmon

           --                              --
           -- Kenneth H. Haynie            -- Patricia Clare Sullivan


           --
           -- John P. Taylor




2. In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting.


                        (To be signed on the other side.)

                          CASEY'S GENERAL STORES, INC.
                    EMPLOYEES' STOCK OWNERSHIP PLAN AND TRUST


     You are entitled to direct the voting of the total number of shares of Common Stock of Casey's General Stores, Inc. allocated to your account in the ESOP through August 4, 1998, the record date for voting at the September 18, 1998 Annual Meeting of shareholders, if your completed and signed Instruction Card is received by the Trustee no later than September 16, 1998. If your voting instructions are not timely received by the Trustee, the shares allocated to your account and the other shares held by the Trustee for which no instructions were timely received will be voted by the Trustee in the same manner and proportion as the Trustee votes shares for which the Trustee does receive timely instructions.




                                    DATED: ---------------------------, 1998


                                    -----------------------------
                                    Participant's Signature


              (Please sign exactly as your name appears)


                                    PLEASE MARK, SIGN, DATE AND RETURN THIS
                                    CARD PROMPTLY USING THE ENCLOSED ENVELOPE.